Exhibit 99.1
NOTICE OF REDEMPTION

First Sentry Bancshares Capital Trust II

5,000 Floating Rate Capital Securities (the "Capital Securities")
(Liquidation Amount $1,000.00 per Capital Security)

and

155 Floating Rate Common Securities (the "Common Securities")
(Liquidation Amount $1,000.00 per Common Security)
(the "Common Securities" and collectively with the "Capital Securities," the "Securities")

Notice is hereby given pursuant to Annex I of the Amended and Restated Declaration of Trust (the "Trust Agreement") dated as of April 23, 2007 between WesBanco, Inc. (successor-in-interest to First Sentry Bancshares, Inc.), as Sponsor (the "Sponsor"), Wilmington Trust Company as Institutional Trustee (the "Institutional Trustee") and the Administrators named therein that the Sponsor has elected to exercise its right to redeem its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (the "Debentures").  As a result, First Sentry Bancshares Capital Trust II (the "Trust") is required to use the proceeds received from such redemption to redeem its Securities.

The redemption date for the Securities will be September 17, 2018 (the "Redemption Date").  In accordance with the Trust Agreement and the Securities, the redemption price to be paid by the Trust for the Securities is 100% of the Liquidation Amount of the Securities plus accrued and unpaid interest to the Redemption Date (the "Redemption Price").  The Redemption Price shall become due and payable on the Redemption Date in respect of each surrendered Securities and interest on each Securities (whether or not surrendered) shall cease to accrue on and after the Redemption Date.

In order to receive payment of the Redemption Price, the Securities certificates must be presented and surrendered to the Institutional Trustee, as paying agent ("the "Paying Agent") at the address indicated below:
By First Class/Registered/Certified Mail or Overnight Courier:

Wilmington Trust Company
1100 North Market Street
Rodney Square North
Wilmington, DE  19890
Attn:  Workflow Management – 5th Floor
Telephone:  (302) 636-6524

The method of delivery of the Securities is at the election and risk of the holder surrendering the Securities and delivery will be deemed made only when actually received by the Paying Agent.  If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

NOTICE
Amounts may be deducted and withheld from the Redemption Price as required by U.S. federal tax law.  When presenting your Securities, you must provide the applicable withholding agent with a properly completed and executed IRS Form W-9 or applicable IRS Forms W-8, as the case may be.

Dated:  August 2, 2018